EXHIBIT 99.1
CytRx Reports 2017 Financial Results
Four New LADR™ Candidates with Breakthrough Potential Recently Selected for Advancement Into Investigational New Drug-Enabling Studies
Company to Host Conference Call Today at 11:00 am ET (8:00 am PT)
LOS ANGELES – March 19, 2018 -- CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced financial results for the year ended December 31, 2017, and provided an overview of recent accomplishments and upcoming milestones for its research and development programs.
"2017 was a pivotal year for CytRx with the strategic outlicensing of aldoxorubicin to NantCell, Inc. for future development and commercialization," said Steven A. Kriegsman, CytRx's Chairman and CEO. "Our partner and aldoxorubicin licensee NantCell has made progress not just for the indications we developed, but also initiating clinical trials testing aldoxorubicin in combination with their immunotherapy protocols in multiple disease states, including metastatic pancreatic cancer, advanced squamous cell carcinoma of the head and neck, and advanced squamous non-small cell lung cancer. We eagerly await upcoming developments on these studies."
Mr. Kriegsman continued, "Looking ahead to 2018 and the fully owned pipeline assets of CytRx, we are focused on advancing our four new LADR™ (Linker Activated Drug Release) drug candidates which we unveiled last week. Supportive data for these ultra-high potency candidates have already garnered significant investigator interest, evidenced by the selection of three out of three abstracts submitted for presentation at the upcoming American Association for Cancer Research (AACR) 2018 annual meeting next month in Chicago.  Each of the four LADR candidates are eligible to be advanced into Investigational New Drug (IND)-enabling studies."
Fourth Quarter 2017 and Recent Highlights
Selected Four LADR™ Candidates for IND-Enabling Clinical Studies. In March 2018, CytRx announced the selection of four LADR™ (Linker Activated Drug Release) candidates for advancement into IND-enabling studies with the goal of filing IND applications for one or more candidates during 2018.  These candidates, preliminarily named LADR-7 (AE-Keto-Sulf07), LADR-8 (AE-Ester-Sulf07), LADR-9 (PP072) and LADR-10 (FN296) were chosen from two distinct classes of drugs, auristatins and maytansinoids, both with highly potent cytotoxic agents.
LADR Candidate Data Selected for Presentation at the AACR 2018 Annual Meeting.  In February 2018, CytRx announced that all three submitted abstracts highlighting significant data relating to the Company's LADR drug candidates were selected for presentation at the 2018 AACR Annual Meeting taking place April 14-18, 2018 in Chicago.  Posters (abstracts #1657, #2661, and #3703) highlighting the potential of CytRx's ultra-high potency conjugates in solid tumors will be presented between Monday, April 16, 2018 and Tuesday, April 17, 2018.
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Initiation of Pharma Partnering Activities for the LADR™ Ultra-High Potency Drug Candidates. In February and March 2018, CytRx made two announcements that highlighted efforts to strengthen its strategic alliance team.  First, CytRx announced that it had entered into an exclusive agreement with Destum Partners, Inc., a leading strategic advisory firm serving companies in the life sciences industry, to assist in executing a strategic alliance for CytRx's LADR™ drug candidates. CytRx also announced that Mr. Eric L. Curtis, MBA, joined its team to provide strategic counsel to the Chairman and CEO for the Company's ongoing programs, including its LADR™ discovery platform and the ultra-high potency drug candidates. Mr. Curtis will assist with introductions to strategic partners from his extensive network of big   pharma and biotech companies. He brings a wealth of drug development and commercialization experience to CytRx, and he, along with Destum Partners, will be making introductions at AACR.
Partner NantCell Dosed First Patient in Clinical Trial Investigating Cell-Based Therapy in Combination with Multiple Anti-Cancer Agents, including Aldoxorubicin, in Patients with Metastatic Pancreatic Cancer. In January 2018, CytRx announced that aldoxorubicin licensee NantCell, Inc. (a private subsidiary of NantWorks, LLC) dosed the first patient in the Phase 1b portion of a Phase 1b/2 clinical trial for patients with metastatic pancreatic cancer.  The trial will investigate high-affinity natural killer (haNK) cell therapy in combination with several anti-cancer agents, including aldoxorubicin, in patients with metastatic pancreatic cancer whose cancer has progressed on or following standard-of-care chemotherapy. This trial is a single-center, open-label, Phase 1b/2 clinical trial designed to evaluate the safety and efficacy of the various combination therapies with enrollment expected to be approximately 173 patients.  The primary endpoint for the Phase 1b portion of the trial is safety and the primary endpoint for the Phase 2 portion of the trial is objective response rate (ORR) by RECIST.
Partner NantCell Dosed First Patient in Clinical Trial Evaluating Aldoxorubicin in Combination with Immuno-Oncology Agents and Cell-Based Therapies in Patients with Advanced Squamous Cell Carcinoma. In February 2018, CytRx announced that NantCell dosed the first patient in the Phase 1b portion of a Phase 1b/2 clinical trial for patients with advanced squamous cell carcinoma (SCC) of either the head and neck or non-small cell lung cancer, the second trial conducted by NantCell to investigate haNK cell therapy in combination with several anti-cancer agents, including aldoxorubicin, in certain high unmet need cancer indications.  This single-center, open-label, Phase 1b/2 clinical trial is designed to evaluate the safety and efficacy of the various combination therapies, including combinations with aldoxorubicin, in subjects with SCC who have progressed on or after platinum-based chemotherapy and anti-PD1/PD-L1 therapy. Approximately 65 patients are expected to be enrolled. The primary endpoint for the Phase 1b portion of the trial is safety and the primary endpoint for the Phase 2 portion of the trial is objective response rate (ORR) by RECIST.
Filed Key Provisional Patent Applications for Ultra-High Potency LADR™ Drug Candidates. In December 2017, the Company filed provisional patent applications covering two series of drug candidates from its LADR™ Technology Platform. The newly filed applications cover compounds, pharmaceutical compositions and methods of use thereof.  When granted, these new patents will expand CytRx's intellectual property estate and the Company will own worldwide rights for each.
Regained Nasdaq Listing Compliance. On November 16, 2017, CytRx received written notification from the NASDAQ Listing Qualifications Department that it has regained compliance with the minimum bid price requirement set forth in NASDAQ Listing Rule Section 5550(a)(2) for continued listing of its common stock on The NASDAQ Capital Market.
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Completed Reverse Stock Split.  On November 1, 2017, CytRx completed a 1-for-6 reverse stock split of its issued and outstanding common stock. The split-adjusted shares of CytRx's common stock will continue trading on the Nasdaq Capital Market under the Company's existing symbol "CYTR," provided that the Company continues to comply with the Nasdaq listing requirements.  The reverse stock split reduced the number of common shares outstanding to approximately 27.6 million as of the effective date.  Authorized shares were also proportionally reduced to approximately 41.7 million, and the Company's preferred stock was reduced to approximately 800,000 shares.  The reverse stock split was approved by the Company's stockholders at a Special Meeting held on October 27, 2017.
Completed Strategic Licensing Transaction with NantCell for Development of Aldoxorubicin.  In July 2017, CytRx and NantCell executed a strategic licensing agreement for the global rights to aldoxorubicin.  NantCell, led by Dr. Patrick Soon-Shiong, who developed and commercialized Abraxane®, an albumin-mediated cytotoxic agent, received exclusive rights to develop and commercialize aldoxorubicin for all indications.  Under the terms of the agreement, NantCell purchased $13 million of CytRx common stock at a per share price of $6.60 (split-adjusted), representing approximately a 92% premium to the market price at the time of the transaction. CytRx is eligible to receive up to an additional $343 million in regulatory and commercial milestones, plus increasing double-digit royalties on sales for aldoxorubicin's lead indication of soft tissue sarcomas, and mid to high single-digit royalties for any additional indications.  CytRx also issued NantCell a warrant to purchase on a split-adjusted basis up to 500,000 shares of common stock at $6.60 over the next 18 months. As a result of this transaction, NantCell is responsible for development, manufacturing and commercialization activities relating to aldoxorubicin.
Patterson Derivative Action in Delaware.   On March 13, 2018, the Vice-Chancellor of the Delaware Court of Chancery ruled that CytRx's motion to dismiss was granted, with prejudice.

Full Year 2017 Financial Results

CytRx reported cash and cash equivalents of $37.6 million as of December 31, 2017. During the third quarter, CytRx entered into a global strategic licensing agreement for aldoxorubicin with NantCell and received a strategic investment of $13.0 million at $6.60 per share (split-adjusted). Concurrent with the closing of the aldoxorubicin license agreement, CytRx amended its existing long-term loan and made additional payments of $10 million during the third quarter to the lender.Net loss for the year ended December 31, 2017, was $35.0 million, or $(1.46) per share, compared with a net loss of $50.8 million, or $(3.78) per share, for the year ended December 31, 2016, a reduction of $15.8 million. In 2017, the Company recognized a non-cash gain of $1.4 million on the fair value adjustment of warrant derivative liabilities related to warrants issued in 2016, compared to a non-cash gain of $3.8 million during 2016 related to now expired warrants.

Research and development (R&D) expenses were $19.8 million for 2017, including approximately $11.7 million for aldoxorubicin, $3.2 million for pre-clinical development of new LADR albumin-binding, ultra-high potency drug candidates (Freiburg lab), and approximately $4.9 million for non-cash expenses, licensing fees and general operations of our clinical programs.  This is a reduction of approximately 45 percent compared to R&D expenses of $35.9 million for 2016.
General and administrative (G&A) expenses were $12.5 million for 2017, compared with $16.0 million for 2016, including non-cash stock-compensation expense of $2.8 million for 2017 and $4.9 million for 2016. G&A expenses decreased by approximately 22 percent primarily due to a decrease in non-cash expenses of $2.1 million and a decrease in salaries of $1.0 million.
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Conference Call and Webcast
CytRx will be hosting a conference call and webcast today beginning at 11:00 am ET (8:00 am PT). To access the conference call, dial 844-358-6753 (U.S. and Canada) or 216-562-0397 (international callers) and enter the conference ID number: 8178698.  A live and archived webcast will be available in the investor relations section of the company's website, www.cytrx.com. A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 8178698.
About the LADR™ Technology Platform
CytRx's innovative LADR™ (Linker Activated Drug Release) technology employs a broad portfolio of novel linker molecules that selectively bind to circulating albumin and can be linked to a wide variety of anti-cancer payloads. The Company's research efforts currently center on creating new molecules from the combination of ultra-high potency cytotoxic payloads with tunable linkers. The molecules that CytRx is currently evaluating concentrate at the tumor site providing targeted delivery of the cell killing payloads.
About CytRx Corporation
CytRx Corporation (NASDAQ: CYTR) is a biopharmaceutical company specializing in research and clinical development of novel anti-cancer drug candidates that employ linker technologies to enhance the accumulation and release of drug at the tumor. CytRx is also rapidly expanding its pipeline of ultra-high potency oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of potential breakthrough anti-cancer therapies. Aldoxorubicin, CytRx's most advanced drug conjugate, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to NantCell, Inc.

Forward-Looking Statements
This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to the ability of NantCell, Inc., to obtain regulatory approval for its products that use aldoxorubicin; the ability of NantCell, Inc., to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from NantCell, Inc.; our ability to develop new ultra-high potency drug candidates based on our LADRTM technology platform; and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Argot Partners
Michelle Carroll/Sean Augustine-Obi
(212) 600-1902
michelle@argotpartners.com
sean@argotpartners.com
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BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$37,643,404	$56,959,485
Receivables	7,529,032	183,703
Prepaid expenses and other current assets	1,914,077	3,434,238
Total current assets	47,086,513	60,577,426
Equipment and furnishings, net	1,042,892	1,959,667
Goodwill	183,780	183,780
Other assets	34,334	48,911
Total assets	$48,347,519	$62,769,784
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,122,017	$6,406,445
Accrued expenses and other current liabilities	8,029,274	3,830,498
Deferred revenue	6,924,353	—
Term loan, net - current	10,599,795	5,481,656
Warrant liabilities	527,025	3,789,391
Total current liabilities	30,202,464	19,507,990

Long term loan, net	—	18,484,510
Total liabilities	30,202,464	37,992,500
Commitment and contingencies
Stockholders' equity (2016 restated to reflect a 1-6 reverse stock split, see Note 1):
Preferred Stock, $0.01 par value, 833,334 shares authorized, including 4,167 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Preferred Stock, $0.01 par value, stated value $1,000, 650 shares authorized of Series B Convertible Preferred Shares at $2.52 per share, 550 issued, 0 outstanding at December 31, 2017, 518 outstanding at December 31, 2016.	—	518,000
Common stock, $0.001 par value, 41,666,667 shares authorized; 28,037,501 and 18,553,817 shares issued and outstanding at December 31, 2017 and 2016, respectively	28,037	18,553
Additional paid-in capital	468,969,445	440,106,726
Accumulated deficit	(450,852,427)	(415,865,995)
Total stockholders' equity	18,145,055	24,777,284
Total liabilities and stockholders' equity	$48,347,519	$62,769,784

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STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2017	2016	2015
Revenue:
Licensing revenue	$100,000	$200,000	$100,000

Expenses:
Research and development	19,840,106	35,930,212	43,395,574
General and administrative	12,502,042	15,990,789	19,664,904
Depreciation and amortization	629,312	536,631	317,649
	32,971,460	52,457,632	63,378,127
Loss before other income (expense)	(32,871,460)	(52,257,632)	(63,278,127)
Other income (expense):
Interest income	365,584	255,123	233,958
Interest expense	(3,831,211)	(2,754,677)	—
Other income (expense), net	(16,322)	159,148	20,151
Gain on warrant liabilities	1,367,777	3,827,617	4,437,628

Loss before provision for income taxes	(34,985,632)	(50,770,421)	(58,586,390)
Provision for income taxes	(800)	(800)	(800)
Net loss	$(34,986,432)	$(50,771,221)	$(58,587,190)
Basic and diluted loss per share	$(1.46)	$(3.78)	$(5.82)
Basic and diluted weighted average shares outstanding	24,042,293	13,510,629	10,080,526

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